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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          (Amendment No. ___________)*



                                  EXULT, Inc.

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                                (Name of Issuer)

                         Common Stock $.0001 par value
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                         (Title of Class of Securities)

                                  302284 10 4
                    ---------------------------------------

                                 (CUSIP Number)

                                  June 1, 2000

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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]          Rule 13d-1(b)

[X]          Rule 13d-1(c)

[ ]          Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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                                                                       2 of 5
CUSIP No. 302284 10 4


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
1.       Name of Reporting Person
         BP International Limited
         I.R.S. Identification No. of Above Person (entities only).

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2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)   [   ]

         (b)   [   ]

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3.       SEC Use Only


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4.       Citizenship or Place of Organization                                     England and Wales

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Number of Shares         5. Sole Voting Power                                             8,607,465
Beneficially Owned
by Each Reporting        6. Shared Voting Power                                                 -0-
Person With:
                         7. Sole Dispositive Power                                        8,607,465

                         8. Shared Dispositive Power                                            -0-

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9.        Aggregate Amount Beneficially Owned by Each Reporting Person                    8,607,465

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10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares                       [ ]

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11.      Percent of Class Represented by Amount in Row (9)                                    10.2%

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12.      Type of Reporting Person (See Instructions)                                             CO

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


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                                                                   3 of 5
ITEM 1.

(a)      Name of Issuer

         EXULT, Inc.



(b)      Address of Issuer's Principal Executive Offices:

         4 Park Plaza, Suite 1000
         Irvine, California 92614


ITEM 2.

(a)      Name of Person Filing

         BP International Limited



(b)      Address of Principal Business Office

         Britannic House
         1 Finsbury Circus
         London EC2M 7BA England



(c)      Citizenship or Place of Organization

         England and Wales



(d)      Title of Class of Securities

         Common Stock
         $ .0001 par value



(e)      CUSIP Number: 302284 10 4



ITEM 3.

If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or
(c) check whether the person filing is a:

Not Applicable



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                                                                       4 of 5


ITEM 4. OWNERSHIP

(a)      Amount beneficially owned:                                                                  8,607,465

(b)      Percent of class:                                                                               10.2%

(c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote:                                          8,607,465

         (ii)     Shared power to vote or direct the vote:                                                 -0-

         (iii)    Sole power to dispose or to direct the disposition of:                             8,607,465

         (iv)     Shared power to dispose or to direct the disposition of:                                 -0-


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable



ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not Applicable



ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable



ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable



ITEM 10. CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date: June 12, 2000
                                    FOR AND ON BEHALF OF
                                    BP INTERNATIONAL LIMITED


                                    /s/ JEFFREY H. DURKIN

                                    ---------------------------------------

                                    Signature




                                    ------------------------------

                                    Name: JEFFREY H. DURKIN
                                    Title: LEGAL ADVISER AND AUTHORIZED
                                    ATTORNEY